Exhibit 99

COMMUNITY FIRST BANKSHARES, INC.

STATEMENT RE COMPUTATION OF RATIOS

		Six Months Ended June 30,		Year Ended December 31,
		2003	2002	2002	2001	2000	1999	1998
		(Dollars in thousands, except per share data)
Historical Operating Data:
Interest income		$162,807	$182,424	$358,183	$434,016	$477,558	$465,206	$467,270
Interest expense		33,852	47,542	89,928	162,220	210,281	185,818	194,787
Net interest income		128,955	134,882	268,255	271,796	267,277	279,388	272,483
Provision for loan losses		6,974	6,612	13,262	17,520	15,781	20,184	23,136
Net interest income after provision for loan losses		121,981	128,270	254,993	254,276	251,496	259,204	249,347
Noninterest income		43,065	39,631	81,319	79,575	77,860	74,742	64,867
Noninterest expense		107,876	108,810	217,555	235,316	221,974	220,460	242,248
Income from continuing operations before income taxes		57,170	59,091	118,757	98,535	107,382	113,486	71,966
Provision for income taxes		18,683	19,973	39,549	33,476	35,748	38,573	22,595

Income from continuing operations before		38,487	39,118	79,208	65,059	71,634	74,913	49,371
Discontinued Operations:
Income from discontinued operations, net of taxes		0	0	0	0	0	0	(2,232)
Disposal of discontinued operations		0	0	0	0	0	0	(1,676)
Net income applicable to common equity		$38,487	$39,118	$79,208	$65,059	$71,634	$74,913	$45,463

Earnings per common and common equivalent share:
Basic income per share from continuing operations		$1.00	$0.98	$2.00	$1.59	$1.55	$1.50	$0.98
Discontinued operations		0.00	0.00	0.00	0.00	0.00	0.00	(0.08)
Basic net income		$1.00	$0.98	$2.00	$1.59	$1.55	$1.50	$0.90

Diluted income per share from continuing operations		$0.99	$0.96	$1.97	$1.57	$1.54	$1.48	$0.96
Discontinued operations		0.00	0.00	0.00	0.00	0.00	0.00	(0.07)
Diluted net income		$0.99	$0.96	$1.97	$1.57	$1.54	$1.48	$0.89

Dividends paid		0.44	0.38	0.80	0.68	0.60	0.56	0.44

Average common shares outstanding
Basic		38,485,552	39,877,633	39,564,912	40,905,545	46,219,120	50,061,972	50,272,551
Diluted		39,019,638	40,579,858	40,243,135	41,471,404	46,578,750	50,670,559	51,114,703

Historical Operating Ratios and Other Data:
Return on average assets		1.37%	1.40%	1.40%	1.11%	1.16%	1.20%	0.75%
Return on average common shareholders’ equity		20.73%	22.16%	21.76%	18.66%	19.90%	18.07%	11.03%
Net interest margin		5.13%	5.42%	5.33%	5.23%	4.90%	5.06%	5.12%
Dividend payout ratio		44.44%	39.58%	40.61%	43.31%	38.96%	37.84%	49.44%
Net charge-offs to average loans		0.51%	0.33%	0.33%	0.39%	0.34%	0.66%	0.43%
Ratio of earnings to fixed charges (2):
Excluding interest on deposits		9.82	9.00	9.27	5.16	3.62	4.27	3.58
Including interest on deposits		2.69	2.24	2.32	1.61	1.51	1.61	1.37
Historical Financial Condition Data:
Assets		$5,586,126	$5,603,955	$5,827,170	$5,772,326	$6,089,729	$6,302,235	$6,239,772
Loans		3,425,902	3,652,749	3,577,893	3,736,692	3,738,202	3,690,353	3,537,537
Investment securities (3)		1,670,388	1,470,347	1,752,610	1,513,831	1,787,732	2,011,765	2,097,443
Deposits		4,461,248	4,527,470	4,669,746	4,750,813	5,019,891	4,909,863	5,101,065
Short-term borrowings		459,573	406,220	453,490	342,639	409,710	724,425	435,726
Long-term debt		112,500	132,847	127,500	136,841	123,957	75,622	93,524
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts		120,000	120,000	120,000	120,000	120,000	120,000	120,000
Common shareholders’ equity		381,960	370,185	378,449	356,705	345,431	407,269	424,656
Book value per common share		9.98	9.35	9.78	8.86	8.25	8.12	8.49
Tangible book value per common share		7.51	6.91	7.32	6.44	5.50	5.60	5.83
Historical Financial Condition Ratios:
Nonperforming assets to total loans and OREO		0.94%	0.66%	0.81%	0.64%	0.70%	0.88%	0.78%
Allowance for loan losses to total loans		1.58%	1.52%	1.57%	1.47%	1.40%	1.32%	1.47%
Allowance for loan losses to nonperforming loans		210%	252%	245%	261%	221%	188%	228%
Average shareholders’ equity to average loans		6.60%	6.32%	6.45%	5.95%	5.83%	6.64%	6.83%
Regulatory capital ratios:
Tier 1 capital		9.77%	9.16%	8.98%	8.67%	8.13%	10.01%	9.44%
Total capital		11.63%	11.35%	11.04%	11.11%	10.73%	12.45%	12.09%
Leverage ratio		6.98%	6.79%	6.52%	6.51%	5.94%	7.16%	6.47%
Efficiency ratio		62.13%	60.39%	60.89%	63.32%	62.86%	60.12%	67.16%

Income from continuing operations before income taxes		$57,170	$59,091	$118,757	$98,535	$107,382	$113,486	$71,966
Add: fixed charges		33,852	47,542	89,928	162,220	210,281	185,818	194,787
Earnings including interest expense on deposits	(a)	91,022	106,633	208,685	260,755	317,663	299,304	266,753
Less: interest expense on deposits		(27,369)	(40,158)	(75,572)	(138,542)	(169,281)	(151,138)	(166,873)
Earnings excluding interest expense on deposits	(b)	$63,653	$66,475	$133,113	$122,213	$148,382	$148,166	$99,880

Fixed charges:
Interest expense on deposits		$27,369	$40,158	$75,572	$138,542	$169,281	$151,138	$166,873
Interest expense on borrowings		6,483	7,384	14,356	23,678	41,000	34,680	27,914
Fixed charges including interest expense on deposits	(c)	33,852	47,542	89,928	162,220	210,281	185,818	194,787
Less: interest expense on deposits		(27,369)	(40,158)	(75,572)	(138,542)	(169,281)	(151,138)	(166,873)
Fixed charges excluding interest expense on deposits	(d)	$6,483	$7,384	$14,356	$23,678	$41,000	$34,680	$27,914

Earnings to combined fixed charges:
Excluding interest on deposits (b) / (d)		9.82	9.00	9.27	5.16	3.62	4.27	3.58
Including interest on deposits (a) / (c)		2.69	2.24	2.32	1.61	1.51	1.61	1.37